Pursuant to Rule
                                                     424(b)(3)
                                                     File No. 33-53519

     PROSPECTUS SUPPLEMENT NO. 2 TO PROSPECTUS DATED JULY 13, 1995

                              $65,000,000

                            3,772,317 Shares

                          AUDIOVOX CORPORATION


           6 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001

              (Interest payable March 15 and September 15)

             Class A Common Stock, par value $.01 per share

      The Prospectus dated July 13, 1995, is hereby supplemented as follows to restate, in its entirety, the "Selling Securityholders" section on page 22 of the Prospectus:

                        SELLING SECURITYHOLDERS

      The Debentures were issued by the Company to the Initial Purchasers on March 15, 1994 pursuant to a private placement, and, except as set forth below, were acquired by the Selling Securityholders offering Debentures hereby in connection with resale transactions with the Initial Purchasers pursuant to Rule 144A and Regulation S under the Securities Act or from other holders acquiring such Debentures from prior holders thereof. In the case of Oppenheimer & Co., Inc., the Debentures were acquired from both the Company and third parties in the market. The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Securityholder which may be offered from time to time pursuant to this

      Prospectus. Other than as a result of the ownership of Debentures or Class A Common Stock, none of the Selling Securityholders has had any material relationship with the Company within the past three years. The table has been prepared based upon information furnished to the Company by the Trustee for the Debentures, by The Depository Trust Company and by or on behalf of the Selling Securityholders.

                                     Principal      Principal
                                     Amount of      Amount of
                                     Debentures     Debentures     Percent of
                                     Beneficially   that May be    Outstanding
Name                                 Owned ($)      Sold ($)       Debentures

SC Fundamental Value Fund, L.P.      12,067,000     12,067,000     18.6

SC Fundamental Value BVI, Ltd.        7,458,000	     7,458,000     11.5

Oppenheimer & Co., Inc.               6,265,000      6,265,000      9.6

Donaldson, Lufkin & Jenrette          3,590,000	     3,590,000      5.5

Commonwealth Life Ins. Co. -          3,200,000      3,200,000      4.9
Stocktrac (Teamsters I)

Drouot Securite                       3,000,000      3,000,000      4.6

Nap & Co.                             2,625,000      2,625,000      4.0

Rochester Fund Series -               2,500,000      2,500,000      3.8
The Bond Fund for Growth

Dean Witter Convertible               2,500,000      2,500,000      3.8
Securities Trust

Offshore Strategies                   1,750,000	     1,750,000      2.7

TCW Convertible Securities Fund       1,455,000      1,455,000      2.2


JMG Capital Partners, L.P.            1,400,000      1,400,000      2.2

State of Michigan Employees           1,010,000      1,010,000      1.6
Retirement Fund

Paresco, Inc.                         1,000,000	     1,000,000      1.5

Kellner, DiLeo & Co.                  1,000,000      1,000,000      1.5

Zazove Convertible Fund, L.P.           980,000        980,000      1.5

Northman & Co.                          765,000	       765,000      1.2

BKP Convertible Trading, L.P.           750,000	       750,000      1.2

Sage Capital                            700,000        700,000      1.1

TCW Convertible Strategy Fund           660,000        660,000      1.0

Connecticut Mutual Life                 645,000        645,000      1.0
Insurance Company

North Dakota State Workers              555,000        555,000      0.9

Fuelship & Co.                          510,000        510,000      0.8

Blazemaster & Co.                       500,000        500,000      0.8

Angelo, Gordon & Co., L.P.              500,000	       500,000      0.8

Winchester Convertible Plus, Ltd.       450,000	       450,000      0.7

Owk & Co.                               425,000        425,000      0.7

Quasar International Partners, C.V.     420,000        420,000      0.6

Davos Partners, L.P.                    420,000	       420,000      0.6

TCW/DW Income and Growth Fund           405,000        405,000      0.6

North Dakota State Employees            330,000	       330,000      0.5

Octant & Co.                            300,000        300,000      0.5

Hare & Co. FBO Christian Science        300,000        300,000      0.5
Trustees for Gifts and Endowments

Catholic Mutual Relief Society          290,000	       290,000      0.4
Retirement
Income Trust (Plan)

Catholic Mutual Relief Society          260,000        260,000      0.4
of America

Libertyview Plus Fund                   250,000	       250,000      0.4

Verdant Investors Group                 250,000	       250,000      0.4

St. Claire, L.P.                        250,000        250,000      0.4

Palladin Partners                       250,000        250,000      0.4

Colonial Penn Life Ins. Co.             250,000	       250,000      0.4

Colonial Penn Insurance Co.             250,000        250,000      0.4

Voleon Shipping Corporation             200,000        200,000      0.3

Venture Income Plus                     200,000        200,000      0.3

Community National Assurance Company    150,000        150,000      0.2

Parsenn Partners Limited                 80,000         80,000      0.1

SC Fundamental Inc. Employee             75,000         75,000      0.1
Profit Sharing

Adrienne Partners, L.P.                  60,000         60,000      0.1

Nikolas Pappis                           50,000         50,000      0.1

Khurshid Khan                            50,000         50,000      0.1

Georgios Petrou                          50,000         50,000      0.1

Erinyes & Co.                            50,000         50,000      0.1

Bost & Co.                               50,000         50,000      0.1

Vasilios Leonardos                       25,000         25,000      0.1

Vasilios Kalantzis                       25,000         25,000       -

Georgios Nikolopoulos                    25,000         25,000       -

Georgios Arsenis                         25,000         25,000       -

Anastasios Pantos                        25,000         25,000       -

Richcourt & Strategies, Inc.             20,000         20,000       -

Potoula Kosteas                          20,000         20,000       -

Emanouil Papadogiannakis                 15,000         15,000       -

Kathryn Scherz Trust                     10,000         10,000       -

Ioannis Rozakos                          10,000         10,000       -

Georgios Papagounos                      10,000         10,000       -

Other Selling Securityholders         1,290,000      1,290,000      2.1
                                      ---------      ---------    ------
Total                                65,000,000     65,000,000    100.0

      Information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus.
As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $65,000,000 which may be converted into 3,672,317 shares of Class A Common Stock.

      Because the Selling Securityholders may offer all or some of the Debentures and shares of Class A Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Class A Common Stock that will be held by the Selling Securityholders after of this offering, no estimate can be given as to the principal amount of Debentures or shares of Class A Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."


     The date of this Prospectus Supplement No. 2 is September 21, 1995.